Exhibit 10.3

REVOLVING CREDIT AGREEMENT

REVOLVING CREDIT AGREEMENT dated as of June 26, 2007 by and between BEST BUY CO., INC. (the “Company”), a Minnesota corporation, the lenders from time to time party hereto (such lenders being hereinafter sometimes referred to collectively as the “Lenders” and individually as a “Lender”), and GOLDMAN SACHS CREDIT PARTNERS L.P., one of the Lenders, as administrative agent for the Lenders (in such capacity, the “Agent”) and as Lead Arranger for the Lenders.

ARTICLE I
DEFINITIONS

Section 1.1                                        Certain Defined Terms.  As used herein and, unless otherwise defined therein, or in any Exhibit or Schedule hereto, the following terms shall have the following respective meanings (such meanings to be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted Eurodollar Rate”:  with respect to each Interest Period applicable to a Eurodollar Rate Advance, the rate (rounded upward, if necessary, to the next higher one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurocurrency Reserve Percentage.

“Advance”:  a Prime Rate Advance or a Eurodollar Rate Advance.

“Affiliate”:  when used with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes hereof, “control” shall have the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934, and “controlled” shall have a correlative meaning.

“Agent”:  as defined in the preamble.

“Aggregate Commitment Amount”:  as of any date of determination, the sum of the Commitment Amounts of all of the Lenders.

“Agreement”:  this Revolving Credit Agreement, as amended, supplemented, restated or otherwise modified and as in effect from time to time.

“Applicable Margin”: for each Prime Rate Advance, for each Eurodollar Rate Advance (for the Interest Period applicable to such Eurodollar Rate Advance) and for each Facility Fee, a percentage per annum equal to the percentage set forth below determined by reference to (x) the Company’s corporate credit rating from S&P or (y) the rating of the Company’s long-term, senior unsecured debt from Moody’s, in each case, for Eurodollar Rate Advances, as in effect on the first day of the applicable Interest Period, and for Prime Rate Advances and for Facility Fees, as in effect from time to time:

Company’s Corporate Credit Rating from S&P or Long-Term Senior Unsecured Debt Rating from Moody’s (“Level”)	Eurodollar Rate Advances	Prime Rate Advances	Facility Fees
Level 1 BBB+ or higher, or Baa1 or higher	0.400%	0.000%	0.100%
Level 2 BBB or Baa2	0.525%	0.000%	0.125%
Level 3 BBB- or Baa3	0.600%	0.000%	0.150%
Level 4 Lower than BBB- or lower than Baa3	0.800%	0.000%	0.200%

provided that if, at any date of determination, no rating is available from S&P, Moody’s or any other nationally recognized statistical rating organization designated by the Company and approved in writing by the Majority Lenders, the Applicable Margin will be based upon Level 4 and provided further that (i) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of one Level, the Applicable Margin shall be based upon the Level corresponding to the higher rating and (ii) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of two or more Levels, the Applicable Margin shall be based upon the Level that is one Level above the Level corresponding to the lower rating and provided further that, for purposes of this definition, any change in the Applicable Margin due to any change in the rating of the Company’s long-term unsecured debt shall be effective 10 Business Days after the earliest of (a) the date on which the Company gives notice of such change to the Agent pursuant to Section 5.9(h) or (b) the date on which the Agent gives notice of such change to the Company.

“Approved Electronic Communications” means any notice, demand, communication, information, document or other material that the Company or any Guarantor provides to the Agent pursuant to any Loan Document or the transactions contemplated therein which is distributed to the Agent or to the Lenders by means of electronic communications pursuant to Section 8.2(b).

“Board”:  the Board of Governors of the Federal Reserve System of the United States.

“Borrowing Date”:  each Business Day or Eurodollar Business Day on which the Lenders are to make Loans to the Company pursuant to Section 2.1.

“Business Day”:  any day (other than a Saturday, Sunday or legal holiday) on which banks are permitted to be open for business in all of the cities where any Lender has its principal office in the United States of America.

“Canadian Indebtedness”: as defined in Section 5.13(g).

“Cash Flow Leverage Ratio”:  as of the last day of any Measurement Period, the ratio of (a) the Interest-bearing Indebtedness of the Company plus eight times Rental and Lease Expense for the Measurement Period ended on such date, to (b) the sum for the Measurement Period ending on such date of (i) Earnings Before Interest, Income Taxes, Depreciation and Amortization and (ii) Rental and Lease Expense, in all cases determined on a Consolidated basis in accordance with GAAP and as set forth in the Company’s financial statements delivered hereunder.

“Change of Control”: either (a) the occurrence, after the Effective Date, of any of any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of common stock of the Company representing 33.33% or more of the combined voting power of all common stock of the Company entitled to vote in the election of directors or (b) during any period of up to twelve consecutive months, whether commencing before or after the Effective Date, individuals who at the beginning of such twelve-month period were directors of the Company, ceasing for any reason (other than by reason of death, disability or scheduled retirement) to constitute a majority of the Board of Directors of the Company, unless such directors were replaced by new directors whose election to the Board of Directors of the Company, or whose nomination for election by the stockholders of the Company, was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Code”:  the Internal Revenue Code of 1986, as amended or any successor thereto.

“Commitment”:  as to any Lender, the obligation of such Lender to make Loans pursuant to Sections 2.1.

“Commitment Amount”:  as to any Lender, the amount set opposite such Lender’s name as its “Commitment Amount” in Schedule 1.1(a), as the same may be reduced from time to time pursuant to Section 2.8.

“Commitment Percentage”:  as to any Lender, the percentage set forth opposite such Lender’s name as its “Commitment Percentage” in Schedule 1.1(a).

“Company: as defined in the Preamble.

“Company Shares”:  as defined in Section 2.12.

“Compliance Certificate”:  a certificate in the form of Exhibit A.

“Consolidated”: means, the consolidation of accounts in accordance with GAAP.

“Documentary Letter of Credit”:  a letter of credit which requires that the drafts thereunder be accompanied by a document of title covering or securing title to the goods acquired with the proceeds of such drafts.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

“Earnings Before Interest, Income Taxes, Depreciation and Amortization”:  for any period of determination, the Consolidated net income of the Company before deductions for income taxes, Net Interest Expense/Income, depreciation and amortization, all as determined in accordance with GAAP, excluding therefrom (a) non-operating gains (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations, gains arising from the sale of assets and other nonrecurring gains) of the Company and its Subsidiaries during the applicable Measurement Period and (b) similar non-operating losses (including, without limitation, losses arising from the sale of assets and other nonrecurring losses) of the Company and its Subsidiaries during such period.

“Effective Date”:  the date on which, after the execution and delivery of this Agreement by the Company, an executed counterpart of this Agreement (or facsimile thereof) is delivered by the Lenders and the Agent (which shall constitute their confirmation that all of the conditions precedent set forth in Section 3.1 shall have been satisfied or waived in writing by the Lenders).

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Eurocurrency Reserve Percentage”:  as of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve requirement (including any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” as such term is defined in Regulation D of the Board or in respect of any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined or any category of extensions of credit or other assets that include loans by non-United States offices of any Lender to United States residents to which the interest rate on Eurodollar Rate Advances is determined. The rate of interest applicable to any outstanding Eurodollar Rate Advances shall be adjusted automatically on and as of the effective date of any change in the Eurocurrency Reserve Percentage.

“Eurodollar Applicable Reference Page”: any generally-published reference on interest rates applicable to U.S. Dollars from time to time selected by the Agent, in its sole discretion, which may include (a) the Reuters Screen LIBO Page or (b) Page 1700 and following pages on the Knight-Ridder MoneyCenter Service.

“Eurodollar Business Day”:  a Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank eurocurrency market and a day on which banks are open for business in New York City.

“Eurodollar Rate”:  with respect to each Interest Period applicable to a Eurodollar Rate Advance, the average offered rate for deposits in U.S. Dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Eurodollar Applicable Reference Page as of 11:00 A.M., London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period.

“Eurodollar Rate Advance”:  an Advance with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

“Event of Default”: any event described in Section 6.1.

“Facility Fees”:  as defined in Section 2.10.

“Federal Funds Rate”:  for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions, with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Financial Accounting Standards Board which are in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Governmental Authority”:  any federal, state, local or foreign court or governmental agency, authority, department, board, instrumentality or regulatory body.

“GSCP”:  Goldman Sachs Credit partners L.P., in its individual capacity.

“Guarantee”:  with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty”:  a guaranty, substantially in the form of Exhibit B, of the Obligations, executed and delivered to the Agent in connection with this Agreement.

“Guarantors”:  Best Buy Stores, L.P., BBC Investment Co., BBC Property Co., each other Restricted Subsidiary set forth on Schedule 4.14(b) as of the Effective Date and each Restricted Subsidiary for which a Guaranty has been executed and delivered to the Agent pursuant to Section 5.11(b).

“Historical Financial Statements”:  as of the Effective Date, the audited consolidated balance sheet of the Company and its consolidated Subsidiaries, for the immediately preceding three fiscal years of the Company, consisting of balance sheets and the related consolidated statements of earnings, shareholders’ equity and cash flows for each fiscal year, certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated.

“Immediately Available Funds”:  funds with good value on the day and in the city in which payment is received.

“Indebtedness”:  with respect to any Person at the time of any determination, without duplication, the following obligations, contingent or otherwise, of such Person to the extent that they, in conformity with GAAP, should be classified upon the balance sheet of such Person as liabilities:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property, (f) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized and synthetic lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all Indebtedness of any partnership or joint venture to the extent such Person is personally liable, and (k) all Guarantees by such Person of Indebtedness of others.

“Initial Loans”:  as defined in Section 2.12.

“Interest-bearing Indebtedness”: as of the last date of any Measurement Period, all Indebtedness of the Company and its Subsidiaries for borrowed money or that bears interest and that, in accordance with GAAP, would be classified as long term or short term debt on the Consolidated balance sheet of the Company.

“Interest Coverage Ratio”: for any Measurement Period, the ratio of (a) the sum of (i) Earnings Before Interest, Income Taxes, Depreciation and Amortization plus (ii) Rental and Lease Expense to (b) the sum of (y) Net Interest Expense/Income plus (z) Rental and Lease Expense.

“Interest Period”:  (a) with respect to each Eurodollar Rate Advance, the period commencing on the date of such Advance and ending one, two or three months thereafter, as the Company may elect in the applicable Notice of Borrowing, Continuation or Conversion; provided, that:

(i)                                     Any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Interest Period is one month or longer and such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(ii)                                  Any Interest Period of one month or longer which begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

(iii)                               No Interest Period may end after the date set forth in clause (a) of the definition of “Termination Date” set forth in this Section 1.1; and

(iv)                              For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Eurodollar Business Day of a calendar month, then such Interest Period shall end on the last Eurodollar Business Day of the calendar month in which such Interest Period is to end.

“Lender”:  as defined in the Preamble.

“Lien”: with respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including but not limited to the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loans”: as defined in Section 2.1.

“Loan Documents”:  this Agreement, the Notes, the Guaranties and all other agreements, documents, certificates and instruments delivered pursuant hereto or in connection herewith, in each case as amended, supplemented, restated or otherwise modified and in effect from time to time.

“Majority Lenders”:  As of any date of determination, so long as the Commitments remain outstanding, Lenders whose Commitment Percentages total at least 51% or, if the Commitments have been terminated, Lenders holding at least 51% of the aggregate principal amount of the Loans.

“Material Adverse Effect”:  with respect to any Person, (a) a materially adverse effect on the business, assets, operations, or financial condition of such Person and its Subsidiaries taken as a whole, (b) material impairment of the ability of such Person to perform any material obligation under any Loan Document to which such Person is or becomes a party or (c) material impairment of any of the material rights of, or benefits available to, the Agent or the Lenders under any Loan Document.

“Material Subsidiary”:  (a) the Guarantors and (b) with respect to any fiscal year of the Company, any Subsidiary which accounted for an amount equal to or greater than five (5%) percent of the Consolidated aggregate revenues of the Company for such fiscal year.

“Measurement Period”:  each period of four fiscal quarters ending on the last day of the most recent fiscal quarter of the Company.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”:  as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Effective Date, within the five years preceding the Effective Date, or at any time after the Effective Date) for employees of Company or any ERISA Affiliate.

“Net Interest Expense/Income”: for any period of determination, interest expense minus interest income, in each case calculated on a Consolidated basis for the Company and its Subsidiaries in accordance with GAAP.

“Notes”:  as defined in Section 2.3.

“Notice of Borrowing, Continuation or Conversion”:  the written notice in the form reasonably satisfactory to the Agent, delivered in accordance with, and within the period specified in, Section 2.2 or 2.4, as applicable.

“Obligations”:  (a) the Company’s obligations in respect of the due and punctual payment of principal and interest on the Loans when and as due, whether at maturity, by acceleration, or otherwise and (b) all fees, expenses, indemnities, reimbursements and other obligations owed to the Agent and the Lenders under this Agreement or any other Loan Document.

“Offshore Rate Loans”:  any Eurodollar Rate Advances.

“PBGC”:  the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any Governmental Authority succeeding to the functions thereof.

“Person”:  any natural person, corporation, partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”: each employee benefit plan (whether in existence on the Effective Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of Company or of any ERISA Affiliate.

“Platform”:  IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform.

“Prime Rate”:  the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Prime Rate Advance”:  a portion of the Loans with respect to which the interest rate is determined by reference to the Prime Rate.

“Prohibited Transaction”:  as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

“Pro Rata Share”:  with respect to each Lender, in each case expressed as a percentage:

(a)                                  as such term pertains to such Lender’s obligation to make Loans, right to receive Facility Fees, and obligation to reimburse the Agent pursuant to Section 7.9, such Lender’s Commitment Percentage, and

(b)         as such term pertains to such Lender’s right to receive payment of interest on and principal of its outstanding Loans and for all other purposes, the fraction which the amount of the unpaid principal balance of its outstanding Loans is to the aggregate unpaid principal balance of all outstanding Loans.

“Regulatory Change”:  with respect to any Lender, any change after the Effective Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests, in either case applying to a class of banks including such Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority charged with the interpretation or administration thereof.

“Rental and Lease Expense”:  for any Measurement Period, all items that, in accordance with GAAP, would be classified as Rental and Lease Expense that are included in selling, general and administrative expenses on the Consolidated income statement of the Company, in each case determined in accordance with GAAP, provided that Rental and Lease Expense shall not include any Rental and Lease Expense incurred during the Measurement Period in connection with discontinued operations for which the Company is no longer obligated.

“Replacement Credit Facility”:  the $2 billion five-year unsecured senior revolving credit facility referred to in the Commitment Letter dated June 26, 2007 addressed to the Company by J.P. Morgan Securities Inc. and JPMorgan Chase Bank, N.A. or any substantially equivalent, or greater, unsecured senior credit facility hereafter made available to the Company in lieu thereof.

“Reportable Event”:  as such term is defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Restricted Payments”:  with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities (other than common stock of such Person), assets or otherwise) declared or paid, and all payments made (including the purchase price of any equity securities repurchased by such Person), by such Person on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person or any of its Subsidiaries, whether such securities are authorized or outstanding on the Effective Date or at any time thereafter.

“Restricted Subsidiary”:  With respect to any fiscal year of the Company, any Subsidiary which accounted for an amount equal to or greater than twenty (20%) percent of the Consolidated aggregate revenues of the Company for such fiscal year, provided that, if, in any fiscal year of the Company, the Subsidiaries (other than Best Buy Stores, L.P.), on a collective basis, accounted for more than fifty (50%) of the Consolidated aggregate revenues of the Company for such fiscal year, then the percentage amount stated in the clause preceding the proviso clause of this definition shall be automatically and permanently reduced to five (5%).

“S&P”: means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Subsidiary”:  with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar interests)  having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body) (irrespective of whether or not, at the time, capital stock of or other similar interests shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person.

“Termination Date”:  the earliest to occur of (a) June 24, 2008, (b) the date on which the Commitments are terminated pursuant to Section 2.8 or (c) the date on which the Commitments are terminated pursuant to Section 6.2.

“Total Outstandings”:  as of any date of determination, the amount of the aggregate unpaid principal balance of Loans outstanding on such date.

“Unfunded Liabilities”:  (a) in the case of Plans subject to Title IV of ERISA (other than Multiemployer Plans), the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation report prepared by the actuary for such Plan, and (b) in the case of Multiemployer Plans, the withdrawal liability of the Company and the ERISA Affiliates.

“Unmatured Event of Default”:  any event which, with the giving of notice (whether such notice is required under Section 6.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“U.S. Dollars” and “$”: The lawful currency of the United States of America.

Section 1.2                                      Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in conformity with GAAP, as the same may change from time to time.

Section 1.3                                      Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4                                      Principles of Construction.  In this Agreement, the singular includes the plural and the plural the singular; words imparting any gender include the other gender; references to “Section”, “Exhibit”, “Schedule” and like references shall be to sections of, and exhibits and schedules to, this Agreement unless otherwise specifically provided; the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; and references to Persons include their permitted successors and assigns.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II
TERMS OF THE CREDIT FACILITY

Section 2.1                                      Lending Facilities.

On the terms and subject to the conditions hereof, each Lender severally agrees to make Loans to the Company on a revolving basis in U.S. Dollars (each a “Loan” and collectively, the “Loans”) at any time and from time to time from the Effective Date to the Termination Date, during which period the Company may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Loan will be made in any amount which after giving effect thereto, would cause the Total Outstandings to exceed the Aggregate Commitment Amount, provided, further, that no Lender shall be required to make any Loan if, after giving effect thereto, the outstanding principal balance of such Lender’s Loans would exceed such Lender’s Commitment Amount.  Loans hereunder shall be made by the Lenders ratably based on their respective Pro Rata Shares.  Loans may be obtained and maintained, at the election of the Company but subject to the limitations hereof, as Prime Rate Advances or as Eurodollar Rate Advances.

Section 2.2                                      Procedure for Loans.

(a)          Requests for Advances.  Any request by the Company for Loans shall be made to the Agent by telephone, promptly confirmed by giving the Agent a Notice of Borrowing, Continuation or Conversion, and (i) must be received by the Agent not later than 12:00 noon (New York time) three Eurodollar Business Days prior to the requested Borrowing Date if the Loans are requested as Eurodollar Rate Advances and (ii) not later than 12:00 noon (New York time) on the requested Borrowing Date if the Loans are requested as Prime Rate Advances.  Each request to borrow hereunder shall be irrevocable and shall be deemed a representation by the Company that on the requested Borrowing Date and after giving effect to the requested Loans the applicable conditions specified in Section 2.1 and Article III have been and will be satisfied.  Each request to borrow hereunder shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Loans to be made on such date, which shall be in a minimum amount of (i) $5,000,000 or an integral multiple of $500,000 in excess thereof, to the extent such Loans are to be funded as Eurodollar Rate Advances or (ii) $2,000,000 or an integral multiple of $500,000 in excess thereof to the extent such Loans are to be funded as Prime Rate Advances, (c) whether such Loans are to be made as Prime Rate Advances or as Eurodollar Rate Advances, and (d) in the case of Eurodollar Rate Advances, the duration of the initial Interest Period applicable thereto.  Without in any way limiting the Company’s obligation to confirm in writing any telephone request to borrow hereunder, the Agent may rely on any such request which it believes in good faith to be genuine; and the Company hereby waives any claim against the Agent or the Lenders based on a dispute with the Agent’s record of the terms of such request.

(b)         Funding By Lenders.  The Agent shall promptly notify each other Lender of the receipt of such request, the matters specified therein, and of such Lender’s Pro Rata Share of the requested Loans.  On the requested Borrowing Date, each Lender shall provide its share of any requested Loans at the principal office of the Agent in New York, New York not later than 2:30 P.M. (New York time).  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Company’s account the amount of the requested Loans at the Agent’s principal office in New York, New York in Immediately Available Funds not later than 4:00 P.M. (New York time) on the requested Borrowing Date.  If the Agent has made a Loan on behalf of a Lender but has not received the amount of such Loan (or a Federal Reserve Bank reference number for the wire transfer of the amount of such Loan) from such Lender by 4:00 P.M. (New York time) on the requested Borrowing Date, such Lender shall pay interest to the Agent on the amount so advanced at the Federal Funds Rate from the date of such Loan to the date funds are received by the Agent from such Lender, such interest to be payable with such remittance from such Lender of the principal amount of such Loan (provided, however, that the Agent shall not make any Loans on behalf of a Lender if the Agent has received prior notice from such Lender that it will not make such Loan).  If the Agent does not receive payment from such Lender by the next Business Day after the date of any Loan, the Agent shall be entitled to recover such Loan, including any unpaid interest thereon at the rate then applicable to such Loan, on demand, from the Company, without prejudice to the Agent’s and the Company’s rights against such Lender.  If such Lender pays the Agent the amount herein required with interest at the Federal Funds Rate before the Agent has recovered from the Company, such Lender shall be entitled to the interest payable by the Company with respect to the Loan in question accruing from the date the Agent made such Loan.

(c)          Limitation on Number of Certain Loans.  Notwithstanding anything to the contrary, the Company will not at any time permit the number of Offshore Rate Loans then outstanding to exceed ten in the aggregate unless otherwise agreed by the Agent.

Section 2.3                                      Noteless Transaction.

(a)                                  Lender’s Records.  The Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business.  The loan accounts or records maintained by the Agent and each Lender shall be conclusive evidence (in the absence of manifest error) of the amount of the Loans made by the Lenders to the Company and the interest and payments thereon.  Any failure to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b)                                 Lender’s Right to Request Notes.  If requested by any Lender, the Company shall execute and deliver to such Lender a promissory note evidencing such Lender’s Loans (each a “Note” and collectively, the “Notes”) (each such Note to be substantially in the form of Exhibit C).  Each Lender shall endorse on the schedule annexed to its Note the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto.  Each such Lender is irrevocably authorized by the Company to endorse its Note and each Lender’s record shall be prima facie evidence of the amount of each such Loan; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Lender.

Section 2.4                                      Conversions and Continuations.  On the terms and subject to the limitations hereof, the Company shall have the option at any time and from time to time to convert all or any portion of the Loans into Prime Rate Advances or Eurodollar Rate Advances, or to continue a Eurodollar Rate Advance as such (in a minimum amount of $5,000,000 or an integral multiple of $500,000 in excess thereof, with respect to any conversion into or continuation as Eurodollar Rate Advances, or $2,000,000 or an integral multiple of $500,000 in excess thereof, with respect to any conversion into Prime Rate Advances); provided, however that (i) a Eurodollar Rate Advance may be converted or continued only on the last day of the Interest Period applicable thereto, and (ii) at the option of the Majority Lenders, no Advance may be converted into or continued as a Eurodollar Rate Advance if an Unmatured Event of Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion.  The Company shall give the Agent a Notice of Borrowing, Continuation or Conversion with respect to the continuation or conversion of any Advance so as to be received by the Agent not later than 12:00 noon (New York time) three Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Rate Advances and not later than 12:00 noon (New York time) on the date of any requested conversion to Prime Rate Advances.  Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period and a Eurodollar Business Day in the case of conversions to or continuations of Eurodollar Rate Advances, and (ii) a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations of Eurodollar Rate Advances, the Interest Period applicable thereto.  Any notice given by the Company under this Section 2.4 shall be irrevocable.  If the Company shall fail to notify the Agent of the continuation of any Eurodollar Rate Advances or of the conversion of Eurodollar Rate Advances within the time required by this Section 2.4, such Advances shall, on the last day of the Interest Period applicable thereto, at the option of the Agent (a) be automatically be converted into Prime Rate Advances of the same principal amount or (b) be automatically converted into Eurodollar Rate Advances having an Interest Period of one month.  All conversions to and continuations of Advances shall be made uniformly and ratably among the Lenders.

Section 2.5                                      Interest Rates, Interest Payments and Default Interest.  Interest shall accrue and be payable as follows:

(a)          Subject to paragraph (c) below, each Loan that is a Eurodollar Rate Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period plus (ii) the Applicable Margin.

(b)         Subject to paragraph (c) below, each Loan that is a Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the sum of (i) the Prime Rate plus (ii) the Applicable Margin.

(c)          Upon and during the continuation of any payment Event of Default in respect of any Advance, the past due Advance shall, at the option of the Majority Lenders (or, in the case of any Event of Default under Sections 6.1(a), (e), (f) or (g), automatically upon and during the continuation of any such Event of Default), thereafter bear interest until paid in full (or until the corresponding Event of Default is waived in writing by the Majority Lenders), whether at the date scheduled therefor or earlier upon acceleration, at a rate per annum equal to the sum of the rate otherwise applicable to such Advance plus 2.00%.

(d)         Interest accrued to the day of payment shall be payable (i) with respect to each Offshore Rate Loan, on the last day of the Interest Period applicable thereto; (ii) with respect to any Prime Rate Advance, on the first day of each month; and (iii) with respect to all Loans, on the Termination Date; provided that interest under Section 2.5(c) shall be payable on demand.

Section 2.6                                      Repayment; Mandatory Prepayments.

(a)          Principal of all Loans, together with all accrued, unpaid interest thereon, shall be due and payable by the Company on the Termination Date.

(b)         If at any time the Total Outstandings exceed the Aggregate Commitment Amount, the Company shall prepay the Loans in the amount of such excess.

Optional Prepayments.  The Company may, upon (i) at least three Eurodollar Business Days’ prior written notice to the Agent, in the case of Offshore Rate Loans, and (ii) written notice to the Agent given prior to 1:00 P.M. on any Business Day, in the case of Prime Rate Advances, in each case stating the proposed date and the aggregate principal amount of the prepayment, and if such notice is given the Company shall, prepay the Advances, in whole or in part, together with (A) accrued interest to the date of such prepayment on the principal amount prepaid and (B) in the case of Offshore Rate Loans, any amount payable to the Lenders pursuant to Section 2.18; provided, however, that each partial prepayment shall be in an aggregate principal amount of not less than (i) $5,000,000 or an integral multiple of $500,000 in excess thereof, as to prepayments of Eurodollar Rate Advances or (ii) $2,000,000 or an integral multiple of $500,000 in excess thereof, as to prepayments of Prime Rate Advances.  Amounts paid (unless following an acceleration or upon termination of the Commitments in whole) or prepaid under this Section 2.7 may be re-borrowed upon the terms and subject to the conditions and limitations of this Agreement.  All principal paid or prepaid under Section 2.6, this Section 2.7 or Section 2.8 shall be applied to the outstanding principal balance of each Lender’s Loans (in accordance with such Lender’s Pro Rata Share).

Section 2.7                                      Reduction or Termination of Commitments.

(a)          Optional.  The Company may, at any time, upon not less than five Business Days’ prior written notice to the Agent, reduce the Commitments, ratably, with any such reduction in a minimum aggregate amount for all the Lenders of $5,000,000, or an integral multiple thereof, or terminate the Commitments in their entirety.

(b)         Mandatory.  On (x) the date of receipt by the Company of any cash proceeds from the incurrence by the Company of any debt for borrowed money, including without limitation pursuant to a public offering, private placement or a syndicated bank financing, except (A) commercial paper, (B) Indebtedness incurred under this Agreement, (C) Indebtedness incurred under letter of credit facilities and (D) other debt for borrowed money in an amount not to exceed $200,000,000 at any time outstanding, and (y) the first date on which the Company or any of its Subsidiaries is entitled to borrow under the Replacement Credit Facility, the Revolving Commitments shall be permanently reduced in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, and/or 100% of the aggregate amount of the commitments under the Replacement Credit Facility, as the case may be.

(c)          Upon any reduction in the Commitments pursuant to this Section 2.8, the Company shall pay to the Agent for the account of the Lenders the amount, if any, by which the Total Outstandings exceed the Aggregate Commitment Amount after giving effect to such reduction.

(d)         Upon termination of the Commitments pursuant to this Section, the Company shall pay to the Agent for the account of the Lenders the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Facility Fees accrued to the date of such termination, any indemnities payable pursuant to Section 2.18 and all other unpaid Obligations of the Company to the Lenders and the Agent hereunder.

Section 2.8                                      Agent’s Fees.  The Company shall pay to the Agent fees in accordance with the terms of a letter agreement between the Company and the Agent concerning such fees.

Section 2.9                                      Facility Fees.  The Company shall pay to the Agent, for the account of each Lender, a facility fee (the “Facility Fee”) in an amount equal to the Applicable Margin calculated on the average daily Commitment Amount (whether used or unused) of such Lender during each calendar quarter during the period from the Closing Date to the Termination Date.  Such Facility Fees are payable calendar quarterly in arrears on the first day of the following calendar quarter and on the Termination Date.

Section 2.10                                Computation.  Facility Fees and interest on Eurodollar Rate Advances shall be computed on the basis of actual days elapsed and a year of 360 days, or in the case of interest on Prime Rate Advances, a year of 365 or 366 days, as applicable.

Section 2.11                                Payments.  Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Lenders shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 noon (New York time) (or, as to prepayments of Prime Rate Loans, 1:00 PM (New York time)) on the dates called for under this Agreement to the Agent at its main office in New York, New York.  Funds received after such time shall be deemed to have been received on the next Business Day.  The Agent will promptly distribute in like funds to each Lender its Pro Rata Share of each payment of principal or interest applied to the Loans, and each payment of Facility Fees or other amounts received by the Agent for the account of the Lenders.  Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal.

Section 2.12                                Use of Loan Proceeds.  The proceeds of the Loans shall be used for the general corporate purposes of the Company and its Subsidiaries in a manner not in conflict with any of the covenants in this Agreement; provided, that the proceeds of up to $3,000,000,000 in initial Loans made under this Agreement (the “Initial Loans”) may be used for the purpose of repurchasing shares of the common stock of the Company (the “Company Shares”).

Section 2.13                                Interest Rate Not Ascertainable, Etc.  If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period, any Lender reasonably determines (which determination shall be conclusive and binding, absent error) that:

(a)          deposits in U.S. Dollars (in the applicable amount) are not being made available to such Lender in the relevant market for such Interest Period, or

(b)         the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Lender of funding or maintaining Offshore Rate Loans for such Interest Period,

such Lender shall forthwith give notice to the Agent and the Company and the other Lenders of such determination, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, Offshore Rate Loans shall be suspended until such Lender notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist.  While any such suspension continues, all further Advances by such Lender shall be made as Prime Rate Advances.  No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Offshore Rate Loan outstanding at the time such suspension is imposed.

Section 2.14                                Increased Cost.  If, after the date hereof, any Regulatory Change:

(a)          shall subject any Lender (or its applicable lending office) to any tax, duty or other charge with respect to its Offshore Rate Loans, its Note(s) or its obligation to make Offshore Rate Loans, or shall change the basis of taxation of payment to any Lender (or its applicable lending office) of the principal of or interest on its Offshore Rate Loans, or any other amounts due under this Agreement in respect of its Offshore Rate Loans, its obligation to make Offshore Rate Loans (except for changes in the rate of tax on the overall net income of such Lender or its applicable lending office imposed by the jurisdiction in which such Lender’s principal office or applicable lending office is located); or

(b)         shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Offshore Rate Loan any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Lender’s applicable lending office or shall impose on any Lender (or its applicable lending office) or on the interbank eurocurrency market any other condition affecting its Offshore Rate Loans, its Note(s) or its obligation to make Offshore Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender (or its applicable lending office) of making or maintaining any Offshore Rate Loan, or to reduce the amount of any sum received or receivable by such Lender (or its applicable lending office) under this Agreement or under its Note(s), then, within 30 days after demand by such Lender (with a copy to the Agent), the Company shall pay to such Lender such additional amount or amounts as will compensate such Lender for such increased cost or reduction in amounts received or receivable.  Each Lender will promptly notify the Company and the Agent of any Regulatory Change of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate of any Lender claiming compensation under this Section, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error.  In determining such amount, any Lender may use any reasonable averaging and attribution methods.  The Company shall not be obligated to pay any such amount that is attributable to the period ending 91 days prior to the date of the first notice delivered by any Lender under the third preceding sentence  with respect to any Regulatory Change (the “Section 2.15 Excluded Period”), except to the extent any amount is attributable to the Section 2.15 Excluded Period as a result of the retroactive application of the applicable Regulatory Change.  Failure on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period or other applicable period shall not constitute a waiver of such Lender’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period or other applicable period.

Section 2.15                                Illegality.  If, after the date of this Agreement, any Regulatory Change shall make it unlawful or impossible for such Lender to make, maintain or fund any Offshore Rate Loans, such Lender shall notify the Company and the Agent, whereupon the obligation of such Lender to make or continue, or to convert any Advances to, Offshore Rate Loans shall be suspended until such Lender notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist.  Before giving any such notice, such Lender shall designate a different applicable lending office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.  If such Lender determines that it may not lawfully continue to maintain any Offshore Rate Loans to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Lender’s notice, and upon such conversion or prepayment the Company shall indemnify such Lender in accordance with Section 2.18.

Section 2.16                                Capital Adequacy.  In the event that any Lender shall have reasonably determined that any Regulatory Change has or shall have the effect of reducing the rate of return on such Lender’s capital or the capital of its parent corporation as a consequence of its Commitment and/or the Advances to a level below that which such Lender or its parent corporation could have achieved but for such Regulatory Change (taking into account such Lender’s policies and the policies of its parent corporation with respect to capital adequacy), then the Company shall, within ten days after written notice and demand from such Lender (with a copy to the Agent), pay to such Lender additional amounts sufficient to compensate such Lender or its parent corporation for such reduction; provided, that the Company shall not be obligated to pay any such additional amount (i) unless such Lender shall first have notified (in the absence of gross negligence by the Agent) the Company in writing that it intends to seek such compensation pursuant to this Section 2.17 and (ii) that is attributable to the period ending 91 days prior to the date of such notice with respect to any Regulatory Change (the “Section 2.17 Excluded Period”),

except to the extent any amount is attributable to the Section 2.17 Excluded Period as a result of the retroactive application of the applicable Regulatory Change.  Any determination by such Lender under this Section and any certificate as to the amount of such reduction given to the Company by such Lender shall be final, conclusive and binding for all purposes, absent manifest error.

Section 2.17                                Funding Losses.  The Company shall compensate each Lender, upon its written request, for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry Eurodollar Rate Advances to the extent not recovered by such Lender in connection with the re-employment of such funds) which such Lender may sustain:  (a) if for any reason, other than a default by such Lender, a funding of a Eurodollar Rate Advance does not occur on the date specified therefor in the Company’s request or notice as to such Advance under Section 2.2 or 2.4 or (b) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment or prepayment of a Eurodollar Rate Advance, or a conversion pursuant to Section 2.16, occurs on any day other than the last day of the Interest Period applicable thereto.  A Lender’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent manifest error.

Section 2.18                                Discretion of Lenders as to Manner of Funding.  Each Lender shall be entitled to fund and maintain its funding of Offshore Rate Loans in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.18, but excluding determinations of the Eurodollar Rate that the Agent may elect to make from the Reuters screen) shall be made as if such Lender had actually funded and maintained each Offshore Rate Loan during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the applicable Interest Period and an interest rate equal to the Eurodollar Rate.

Section 2.19                                Setoff.  Whenever an Event of Default shall have occurred and be continuing, the Company hereby irrevocably authorizes each Lender to set off the Obligations owed to it (including, without limitation, any participation in the Obligations of other Lenders purchased pursuant to Section 7.10 or 7.11) against all deposits and credits of the Company with, and any and all claims of the Company related to this Agreement against, such Lender; provided, however,  that no Lender may set off against any payment or delivery obligation of such Lender to the Company pursuant to the terms of any transaction evidenced by (a) the Uncollared Accelerated Stock Buyback transaction dated June 26, 2007 between the Company and Goldman Sachs & Co. or (b) the Collared Accelerated Stock Buyback transaction dated June 26, 2007 between the Company and Goldman Sachs & Co.  Such right shall exist whether or not the Agent shall have made any demand hereunder or under any other Loan Document, whether or not such indebtedness, or any part thereof, or deposits and credits held for the account of the Company is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Lenders.  Each Lender agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Agent and the Company of its exercise of such setoff right; provided, however, that the failure of any Lender to provide such notice shall not affect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any rights of banker’s lien, setoff and counterclaim available to any Lender pursuant to law.

Section 2.20                                Taxes.

(a)          Any and all payments by the Company hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)         The Company shall indemnify each Lender and the Agent for the full amount of Taxes imposed on or paid by such Lender or the Agent and any penalties, interest and expenses with respect thereto.  Payments on this indemnification shall be made within 30 days from the date such Lender or the Agent makes written demand therefor.

(c)          Within 30 days after the date of any payment of Taxes pursuant to the Company’s obligations under Sections 2.21(a) or (b), the Company shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof.  In the case of any payment hereunder or under the Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes.  For purposes of this subsection (c) and subsection (d), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(d)         Lenders to Submit Forms.  Each Lender, as of the date it becomes a party hereto, represents to the Company and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States.  Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent, on or before the day on which such Lender becomes a Lender, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service.  Form W-8BEN shall include the Foreign Lender’s United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention.  Thereafter and from time to time, each such Lender shall submit to the Company and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Company or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Lender hereunder.  Upon the request of the Company or the Agent, each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Company and the Agent to the effect that it is such a United States person.

(e)          Inability of a Lender.  If the Company shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Lender pursuant to any Loan Document in respect of the Obligations payable to such Lender then or thereafter outstanding, the Company shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(f)            Substitution of Lender.  In the event the Company is required pursuant to this Section 2.21 to pay any additional amount to any Lender, such Lender shall, if no Event of Default or Unmatured Event of Default has occurred and is continuing, upon the request of the Company to such Lender and the Agent, assign, pursuant to and in accordance with the provisions of Section 8.5(c), all of its rights and obligations under this Agreement and under the Loan Documents to another Lender or an assignee selected by the Company and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Lender of the principal of, and interest accrued and unpaid to the date of such assignment on, the Loans made by such Lender, (ii) the payment by the Company to the assigning Lender of any and all other amounts owing to such Lender under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Company’s release of the assigning Lender from any further obligation or liability under this Agreement.  Notwithstanding anything to the contrary in this Section 2.21(f), in no event shall the replacement of any Lender result in a decrease in the aggregate Commitment Amounts without the written consent of the Majority Lenders.

ARTICLE III
CONDITIONS PRECEDENT

Section 3.1                                      Conditions Precedent to Effectiveness of Agreement.  The effectiveness of this Agreement shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

(a)  the Agent shall have received the following:

(i)                                     This Agreement, duly executed by the Company and the Lenders;

(ii)                                  Notes payable to any Lenders requesting such Notes, duly executed by the Company, complying with the requirements of Section 2.3;

(iii)                               Guaranties of the initial Guarantors, duly executed by such Guarantors;

(iv)                              copies of the articles or certificate of incorporation or organization, including all amendments thereto, of the Company and the initial Guarantors, certified, as of a date acceptable to the Agent, by the appropriate governmental official of the jurisdiction of its incorporation or organization;

(v)                                 long-form certificates of good standing of the Company and the initial Guarantors, as of a date acceptable to the Agent, from such governmental official;

(vi)                              certificates of the Secretary or an Assistant Secretary of the Company and the initial Guarantors, dated the Effective Date, certifying (A) that attached thereto is a true and complete copy of the organizational documents of the Company or such Guarantor as in effect on such date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, sole shareholder or other governing body of the Company or such Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Company, the borrowings thereunder, and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles or certificate of incorporation or organization of the Company or such Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to Section 3.1(a)(iv), and (D) as to the authority, incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith or therewith on behalf of the Company or such Guarantor;

(vii)                           the Historical Financial Statements;

(viii)                        the favorable written opinion of Latham & Watkins LLP, counsel for the Company and its Subsidiaries, addressed to the Lenders, as to the matters and to the effect set forth in Exhibit D-1 and (B) General Counsel of the Company, as to the matters and to the effect set forth in Exhibit D-2; and

(ix)                                a certificate of the appropriate financial officer of the Company to the effect that, as of the Effective Date, the representations and warranties of the Company set forth herein and of each initial Guarantor set forth in its Guaranty are true and correct, and that no Event of Default or Unmatured Event of Default has occurred or will exist.

(b)         the Agent and the Lenders shall have received all fees and other amounts due and payable by the Company to the Agent and the Lenders under, or as contemplated by, this Agreement or any other Loan Document on or prior to the Effective Date, including, but not limited to, the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 8.3.

(c)          The representations and warranties of the Company contained in Article IV and of each Guarantor contained in its Guaranty shall be true and correct on and as of the Effective Date.

(d)         The Company shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Company prior to or simultaneously with the Effective Date.

(e)          Prior to the Effective Date, the Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Delivery of an executed counterpart of this Agreement (or facsimile thereof) by the Lenders and the Agent shall constitute their confirmation that all of the conditions precedent set forth in this Section 3.1 have been satisfied or waived by the Lenders and shall establish conclusively that this Agreement has become effective.

Section 3.2                                      Conditions Precedent to Each Loan.  The obligation of the Lenders to make all Loans shall be subject to the fulfillment of the following conditions:

(a)          the representations and warranties of the Company contained in Article IV (except for the last sentence of Section 4.5) and of each Guarantor contained in its Guaranty shall be true and correct on and as of the date on which each Loan is requested to be made, on which each Advance is requested to be continued or converted with the same force and effect as if made on and as of such date, and the giving of the relevant Notice of Borrowing, Continuation or Conversion shall constitute a representation and warranty to such effect;

(b)         no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the Borrowing Date or would exist after giving effect to the making of the requested Loan or the requested continuation or conversion of an Advance; and

(c)          the Agent shall have received a timely and properly completed Notice of Borrowing, Continuation or Conversion, as required under Section 2.2;

provided, however, that (notwithstanding the foregoing) the representations and warranties set forth in Sections 4.7, 4.8, 4.10, 4.11, 4.12 and 4.14, and the covenants set forth in Sections 5.1, 5.8, 5.9 and 5.17 (and any Unmatured Event of Default or Default described in Section 6.1(b), (c) or (d) related to any of the forgoing Sections) shall be disregarded in determining the obligation of the Lenders to make any and all Initial Loans requested by the Company to be made on or prior on July 6, 2007.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

To induce the Lenders to enter into this Agreement, to grant their respective Commitments and to make Loans hereunder, the Company hereby represents and warrants to the Lenders that:

Section 4.1                                      Organization, Standing, Etc..  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations under each Loan Document to which it is a party.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted.  The Company and each Material Subsidiary (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a Material Adverse Effect, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude it from enforcing its rights with respect to any assets or expose it to any liability, which in either case could have a Material Adverse Effect.

Section 4.2                                      Authorization and Validity.  The execution, delivery and performance by the Company of each Loan Document to which it is a party have been duly authorized by all necessary corporate action, and this each Loan Document to which the Company is a party constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.3                                      Compliance With Law and Other Agreements.  The execution, delivery and performance by the Company and each Guarantor of each Loan Document to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority applicable to the Company or any Subsidiary, (b) violate or contravene any provision of the organizational documents of the Company or any Subsidiary, or (c) after giving effect to the notice of termination of the commitments of the lenders under the 5-Year Credit Agreement dated as of December 22, 2004 among the Company, the lenders parties thereto and U.S. Bank National Association, as administrative agent for such lenders, which notice has been delivered to U.S. Bank National Association as of the date hereof, result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their properties may be bound, or result in the creation of any Lien thereunder.

Section 4.4                                      Governmental Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required on the part of the Company or any Subsidiary to authorize, or is required in connection with, the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 4.5                                      Financial Statements and No Material Adverse Change.  The Company’s audited financial statements as of March 3, 2007, as heretofore furnished to the Lenders and as filed with the Securities and Exchange Commission, have been prepared in conformity with GAAP on a consistent basis and fairly present the Consolidated financial condition of the Company as at such date and the results of its operations and cash flow for the period then ended.  As of the date of such financial statement, neither the Company nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligations or unusual forward or long-term commitment which is required by GAAP to be, but is not, either reflected in such financial statement or in the notes thereto.  Since March 3, 2007 (disregarding the repurchase of Company Shares and the related transactions), no material adverse change has occurred in the business, assets, operations or financial condition of the Company and its Subsidiaries taken as a whole.

Section 4.6                                      Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their properties before any arbitrator or any Governmental Authority which have had or would reasonably be expected to have a Material Adverse Effect.

Section 4.7                                      ERISA.  As of the Effective Date, neither the Company nor any ERISA Affiliate is a party to or has any liability to any Multiemployer Plan.  Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Company nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.8                                      Environmental, Health and Safety Laws.  Neither the Company nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in  compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect on the Company.

Section 4.9                                      Federal Reserve Regulations.  Neither the Company nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock.  The value of all margin stock owned by the Company and its Subsidiaries does not constitute more than 25% of the value of the Consolidated assets of the Company.

Section 4.10                                Title to Property; Possession Under Leases.  Each of the Company and its Subsidiaries has good title, free of all Liens other than those permitted by Section 5.12 hereof, to all of the properties and assets reflected in the most recent financial statements delivered to the Lenders hereunder as being owned by it and all assets acquired subsequent to the date of such financial statements, except for assets disposed of in the ordinary course of business.  To the knowledge of the Company, there are no actual, threatened or alleged defaults with respect to any leases of any real or personal property under which the Company or any of its Material Subsidiaries is lessor, in each case which actual, threatened or alleged defaults could have a Material Adverse Effect.

Section 4.11                                Taxes.  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges, other than those permitted by Section 5.12(c).  The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of taxes and other governmental charges are adequate and the Company knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.  The United States income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service and closed to adjustment by the Internal Revenue Service or the Company for all fiscal years of the Company ending on or before March 2, 2002.

Section 4.12                                Trademarks, Patents.  Each of the Company and its Material Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others except conflicts that would not be likely to have a Material Adverse Effect on the Company.

Section 4.13                                Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.14                                Subsidiaries.  Schedule 4.14(a) sets forth the organizational chart of the Company and its Subsidiaries as of the Effective Date, including the legal name and the jurisdiction of incorporation of each of the Company’s Subsidiaries as of the date indicated therein.  Schedule 4.14(b) separately identifies all Restricted Subsidiaries and Material Subsidiaries as of the Company’s fiscal year ended March 3, 2007 and, with respect to each Restricted Subsidiary sets forth (i) the jurisdiction of incorporation of such Restricted Subsidiary, (ii) the authorized and outstanding capital stock of such Restricted Subsidiary by class and number and (iii) the name of each Person owning the capital stock of such Restricted Subsidiary.  There are no warrants, options or other rights to purchase any capital stock in any Restricted Subsidiary.

ARTICLE V

COVENANTS

Until the Commitments shall have expired or been terminated and all of the Loans shall have been paid in full, unless the Majority Lenders shall otherwise consent in writing, the Company will:

Section 5.1                                      Financial Statements.  Furnish to the Agent, with a copy for each Lender:

(a)          as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the Consolidated financial statements of the Company consisting of at least statements of income, a reconciliation of changes in equity accounts and cash flow statements for such fiscal year and balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding year audit, certified without qualification as to scope, as to the going concern nature of the Company, by Deloitte & Touche LLP or other independent certified public accountants of recognized national standing selected by the Company;

(b)         as soon as available and in any event within (i) in the case of the last fiscal quarter of each year, 60 days and (ii) in all other cases, 45 days, after the end of each fiscal quarter, a copy of the unaudited Consolidated financial statements of the Company consisting of at least statements of income for said fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, cash flow statements for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter and balance sheets as at the end of such fiscal quarter, setting forth, in each case, comparative figures for the corresponding period of the preceding fiscal year, certified by the chief financial officer of the Company or his designee as being true and prepared in accordance with GAAP, except for year-end audit adjustments and the absence of footnotes;

(c)          promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange;

(d)         such other information respecting the financial condition and results of operations of the Company as the Agent or any Lender may from time to time reasonably request; and

(e)          as soon as available and in any event within (i) in the case of the last fiscal quarter of each year, 60 days and (ii) in all other cases, 45 days after the end of each fiscal quarter, and together with the financial statements required pursuant to Section 5.1(b), a properly completed Compliance Certificate, signed by an appropriate financial officer of the Company.

Documents required to be delivered pursuant to Section 5.1(a), (b) and (c) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents on www.sec.gov, or provides a link thereto, on the Company’s website at www.bestbuy.com; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Agent have ready access without charge (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Company shall deliver paper copies of such documents to the Agent or any Lender that requests the Company to deliver such paper copies.

Section 5.2                                      Corporate Existence.  Except as permitted by Section 5.11, maintain, and cause each Material Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Company or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Company or such Subsidiary to any material liability, and do or cause to be done, and cause each Material Subsidiary to do or cause to be done, all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises and authorizations material to the conduct of its business.

Section 5.3                                      Compliance with Laws, Etc..  Comply, and cause each Subsidiary to comply, in all respects with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to the Company or such Subsidiary, whether now in effect or hereafter enacted, the failure to comply with which has had or would likely have a Material Adverse Effect on the Company.

Section 5.4                                      Insurance.  Keep, and cause each Subsidiary to keep, its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain, and cause each Subsidiary to maintain, such other insurance, in such amounts and against such risks, as is customary with companies in the same or similar businesses, including (i) public liability insurance against such tort claims which may be asserted against it, and (ii) fire and other risks insured against by extended coverage; and maintain, and cause each Subsidiary to maintain, such other insurance as may be required by law or agreement.

Section 5.5                                      Payment of Indebtedness, Taxes and Claims.  Pay, and cause each of its Subsidiaries to pay, its Indebtedness and other obligations promptly and in accordance with their terms; file, and cause each of its Subsidiaries to file, all tax returns and reports which are required by law to be filed by it; pay, and cause each of its Subsidiaries to pay, before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Company’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Company’s or such Subsidiary’s books in conformity with GAAP.

Section 5.6                                      Books and Records; Inspections; Audits.  Keep, and cause each Subsidiary to keep, proper books and records of account in which full, true and correct entries will be made of all its dealings, business and affairs in accordance with GAAP consistently applied and consistent with the principles applied in the preparation of the financial statements referred to in Section 4.5; permit, and cause each Subsidiary to permit, any Person designated by any Lender to visit and inspect any of its properties, corporate books and financial records and to copy and make extracts therefrom and to discuss its affairs and finances with its officers and with its independent certified public accountants, all at such times during regular business hours as such Lender shall reasonably request (collectively, the “Inspections”); provided that the Company shall not be obligated to permit any Lender to conduct more than one Inspection in any calendar year unless a Default or Event of Default is then continuing.

Section 5.7                                      Maintenance of Properties.  Maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, except to the extent that the failure to so maintain its properties would not likely have a Material Adverse Effect on the Company or such Subsidiary.

Section 5.8                                      ERISA.  Establish, maintain and operate each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, and will not, and will not permit any ERISA Affiliate to, (a) engage in any transaction in connection with which the Company or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $100,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $20,000,000 or (c) fail to make any payments in an aggregate amount exceeding $20,000,000 to any Multiemployer Plan that the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.9                                      Litigation and Other Notices.  Furnish to the Agent, with a copy for each Lender, written notice of the following promptly after any officer of the Company or any Subsidiary becomes aware of the same:

(a)          any Event of Default or Unmatured Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)         the filing or commencement of, or receipt of notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Subsidiary which has had or would likely have a Material Adverse Effect on the Company or such Subsidiary;

(c)          any development affecting or relating to the Company or any Subsidiary, including without limitation any development in litigation, that in the reasonable judgment of the Company has had, or would likely have, a Material Adverse Effect on the Company or such Subsidiary;

(d)         the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the Loans, or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint;

(e)          the occurrence of any Reportable Event with respect to any Plan and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC;

(f)            the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters in which an adverse determination or result could result in the revocation of on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary, or (ii) which will or threatens to impose a liability on the Company or such Subsidiary to any Person or which will require an expenditure by the Company or such Subsidiary to cure any alleged problem or violation, in each case to the extent such revocation or liability has had or would likely have a Material Adverse Effect on the Company or such Subsidiary; or

(g)         the issuance by any Governmental Authority of any injunction, order or decision, or the entry by the Company or any Subsidiary into an agreement with any Governmental Agency, restricting the business of the Company or any Subsidiary or concerning any business practice of the Company or any Subsidiary, in each case to the extent such issuance has had or would likely have a Material Adverse Effect on the Company or such Subsidiary; or

(h)         any change in the Company’s long-term senior unsecured debt rating by Moody’s or corporate credit rating by S&P.

Section 5.10                                Restricted Payments.  Not make Restricted Payments unless both before and after giving effect thereto, no Event of Default or Unmatured Event of Default will have occurred or be continuing, other than the purchase of the Company Shares with the proceeds of the Initial Loans.

Section 5.11                                Restrictions on Fundamental Changes; Guaranties of Restricted Subsidiaries.

(a)          Not, and not permit any Subsidiary to engage in any business activities or operations if, as a result thereof, the general nature of the business of the Company or the Company and its Subsidiaries taken as a whole would be substantially changed from that conducted on the Effective Date.  So long as no Unmatured Event of Default or Event of Default is continuing the Company is and continues to be in compliance with the requirements of Section 5.18 before and after any of the transactions hereinafter described, the Company or any Subsidiary may (i) upon not less than 10 Business Days’ prior written notice to the Agent and the Lenders, merge or consolidate with any other Person, so long as the Company or any other Subsidiary is the survivor; (ii) sell, lease or otherwise dispose of (or enter into any commitment to convey, sell, lease, transfer or otherwise dispose of) all or any part of its business or assets; (iii) acquire by purchase or otherwise all of the business or property of, or stock or other evidence of beneficial ownership of, any Person or (iv) create or acquire any new Subsidiaries.

(b)         With respect to each Subsidiary that becomes a Restricted Subsidiary after the Effective Date: (a) the Company will furnish to the Lenders written notice within 30 Business Days after such Subsidiary becomes a Restricted Subsidiary and (b) the Company will, within 30 Business Days of any written request therefor by the Agent at the direction of the Majority Lenders (i) cause such Subsidiary to duly execute and deliver to the Agent a Guaranty properly completed for such Subsidiary and in sufficient counterparts for the Agent and the Lenders and (ii) furnish to the Agent documents of the type specified in Sections 3.1(a)(iv), (v) and (vi) properly completed for such Subsidiary and dated a date reasonably acceptable to the Agent.  Nothing in this Agreement shall obligate the Agent or the Lenders to release or terminate a Guaranty of any Guarantor which ceases to be a Restricted Subsidiary.

Section 5.12                                Liens.  Not, and not permit any Subsidiary to, create, incur, assume or suffer to be created, incurred or exist any Lien, or enter into or make any commitment to enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase, or other title retention agreements with respect to property now owned or hereafter acquired by the Company or any Subsidiary, except:

(a)          Liens existing on the Effective Date (or such other date set forth in such Schedule 5.12(a)) and described in Schedule 5.12(a), and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance the Indebtedness secured by such existing Liens;

(b)         deposits or pledges, or cash collateral given to any financial institution that has issued a letter of credit, in any case to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, incurred in the ordinary course of business of the Company;

(c)          Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(d)         Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’, materialmen’s or mechanic’s liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Subsidiary and which do not materially detract from the value of such properties;

(e)          Subject to the limitation set forth in Section 5.13(d), Liens created or assumed in connection with the acquisition of real property by the Company or any Subsidiary, provided that such Liens attach only to the property acquired and secure only Indebtedness incurred solely to finance the acquisition of such property, and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(f)            Subject to the limitation set forth in Section 5.13(d), Liens on inventory of the Company or any Subsidiary and proceeds thereof pursuant to agreements with the suppliers of inventory or inventory lenders to the Company or such Subsidiary, provided that such Liens attach only to inventory financed pursuant to such agreements and secure only Indebtedness incurred solely to finance the acquisition of such inventory by the Company or such Subsidiary;

(g)         Liens on equipment, provided that such Liens secure only Indebtedness incurred solely to finance, or reimburse the Company for the cost of, capital expenditures for the acquisition or construction of such equipment; and

(h)         Liens on Company Shares.

Section 5.13                                Indebtedness.  Not, and not permit any Subsidiary to, incur, create, issue, assume or remain liable for any Indebtedness, except:

(a)          the Obligations;

(b)         any other Indebtedness existing on the Effective Date and described in Schedule 5.13, and Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(c)          Indebtedness secured by Liens permitted under Section 5.12(g);

(d)         Indebtedness secured by Liens permitted under Section 5.12(e) and (f), provided the amount of such Indebtedness at any time outstanding does not exceed thirty-five percent of the lower of cost (determined on an average cost basis) or market value of the Company’s real estate or inventory, respectively;

(e)          Indebtedness in respect of Documentary Letters of Credit incurred in the ordinary course of business;

(f)            current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(g)         the Indebtedness existing on the Effective Date and described in Schedule 5.13(g), and Indebtedness the proceeds of which are used solely to refinance such Indebtedness (the “Canadian Indebtedness”);

(h)         other Indebtedness not secured by a Lien prohibited by Section 5.12, so long as such Indebtedness is created at a time when no Unmatured Event of Default or Event of Default is continuing or would result therefrom.

Section 5.14                                Guarantees.  Not, and not permit any Subsidiary to, be or become liable  on any Guarantee, except Guarantees of the Indebtedness permitted by Section 5.13.

Section 5.15                                Negative Pledges.  Not, and not permit any Subsidiary to, enter into any agreement, bond, note or other instrument for the benefit of any Person other than the Agent and the Lenders that would (a) prohibit the Company or such Subsidiary from granting, or otherwise limit the ability of the Company or such Subsidiary to grant, any Lien on any of its property to the Agent, for the benefit of the Lenders, or to lenders providing credit facilities to replace the Commitments or refinance the Obligations, except (i) limitations created in agreements creating Liens on, and applicable only to, property on which a Lien is granted by the Company as permitted in Sections 5.12(b), (e), (f) or (g) or (ii) limitations in agreements creating the Canadian Indebtedness, or (b) require the Company or such Subsidiary to grant a Lien to any other Person if the Company or such Subsidiary grants Liens to the Agent, for the benefit of the Lenders, or to lenders providing credit facilities to replace the Commitments or refinance the Obligations.

Section 5.16                                Federal Reserve Regulations.  Not use any part of the proceeds of any Loan directly or indirectly (a) to purchase or carry margin stock (other than as provided in Section 2.12) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X.

Section 5.17                                Environmental Matters.  Observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a Material Adverse Effect on the Company.

Section 5.18                                Financial Covenants.

(a)          Cash Flow Leverage Ratio.  Not permit the Cash Flow Leverage Ratio at the end of each fiscal quarter during any such fiscal quarter, commencing with the fiscal quarter ending September 1, 2007, to exceed 3.50 to 1.00

(b)         Interest Coverage Ratio.  Not permit the Interest Coverage Ratio, as at the end of any fiscal quarter for the Measurement Period ending on that date, commencing with the fiscal quarter ending September 1, 2007, to be less than 2.75 to 1.00.

ARTICLE VI
EVENTS OF DEFAULT AND REMEDIES

Section 6.1                                      Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)          the Company shall fail to pay when due, whether by acceleration of maturity, required prepayment or otherwise, any payment of principal of or interest on the Notes or any other Obligation required to be paid to the Agent or any Lender pursuant to this Agreement or any other Loan Document, and in the case of any such failure with respect to any interest or fee payment hereunder, such failure shall continue for 3 Business Days; or

(b)         any representation or warranty made by or on behalf of the Company or any Subsidiary in this Agreement or any other Loan Document or in any certificate, statement, report or document herewith or hereafter furnished to the Agent or any Lender pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified; or

(c)          the Company or any Material Subsidiary shall fail to preserve its corporate existence under the laws of the jurisdiction of its incorporation or shall fail to comply with any term, covenant or agreement contained in Sections 5.9(a), 5.10 through 5.18; or

(d)         the Company shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those herein above set forth in this Section 6.1) or any other Loan Document and such failure to comply shall continue for 30 days after whichever of the following dates is the earliest:  (i) the date the Company gives notice of such failure to the Agent, (ii) the date the Company should have given notice of such failure to the Agent pursuant to Section 5.9, or (iii) the date the Agent gives notice of such failure to the Company; or

(e)          the Company or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Company or any Subsidiary or for a substantial part of the property of any of them or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Company or any Subsidiary or for a substantial part of the property of any of them or the Company or any Subsidiary shall make an assignment for the benefit of creditors; or

(f)            any bankruptcy, receivership, custodianship, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Company or any Subsidiary, and, if instituted against the Company or any Subsidiary, shall have been consented to or acquiesced in by the Company or such Subsidiary, as applicable, or shall not have been dismissed within 60 days, or an order for relief shall have been entered against the Company or such Subsidiary, as applicable; or

(g)         any dissolution or liquidation proceeding shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any

Subsidiary, shall be consented to or acquiesced in by the Company or such Subsidiary or shall not have been dismissed within 60 days; or

(h)         one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Company or any Subsidiary (unless such judgment is covered by insurance and the insurer has offered to defend such judgment or acknowledged, in writing, its liability with respect thereto) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment; or

(i)             the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of Indebtedness in a principal amount aggregating in excess of $50,000,000, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the instrument evidencing or governing such Indebtedness), or (ii) fail to observe or perform any other term, covenant or provision contained in any instrument evidencing or governing such Indebtedness in a principal amount aggregating in excess of $50,000,000 (after giving effect to any applicable grace period specified in the instrument evidencing or governing such Indebtedness) if the effect of any such failure is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other Person acting on behalf of such holder or holders to cause, such Indebtedness to become due prior to its stated maturity or to realize on any collateral given as security for such Indebtedness; provided, however, that any of the foregoing occurrences with respect to any Indebtedness arising from the purchase of goods or services by the Company that is being contested in good faith by appropriate proceedings shall not constitute an Event of Default as long as the Company’s or such Subsidiary’s title to any substantial part of its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in conformity with GAAP; or

(j)             any execution or attachment shall be issued whereby any substantial part of the property of the Company or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof; or

(k)          any of the following shall have occurred:

(i)                                     a Reportable Event as defined in Section 4043(b), subdivision (5), of ERISA shall have occurred with respect to any Plan subject to Title IV of ERISA (other than any Multiemployer Plan) unless a waiver of the failure to meet minimum funding standards under Section 412 of the Code shall have been timely applied for and shall not have been denied; or

(ii)                                  a Reportable Event as defined in Section 4043(b), subdivision (6), of ERISA shall have occurred with respect to any Plan subject to Title IV of ERISA (other than any Multiemployer Plan); or

(iii)                               the Company or any ERISA Affiliate shall have engaged in any Prohibited Transaction and either (1) the Prohibited Transaction shall not have been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4975(b) of the Code, or (2) an exemption shall not be applicable or have been obtained under Section 408 of ERISA or Section 4975 of the Code; or

(iv)                              the PBGC shall have terminated any Plan other than any Multiemployer Plan under Title IV of ERISA or the Company or any ERISA Affiliate shall have received notice from the PBGC of the intention of the PBGC to terminate any such Plan or to appoint a Trustee to administer any such Plan, which notice shall not have been withdrawn within 14 days of the date thereof; or

(v)                                 the Company or any ERISA Affiliate shall have voluntarily terminated any Plan subject to Title IV of ERISA (other than a Multiemployer Plan), pursuant to a distress termination under Title IV of ERISA; or

(vi)                              the Company or any ERISA Affiliate, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan;

and, upon the occurrence of any of the foregoing, the aggregate amount of the Unfunded Liabilities of all Plans subject to Title IV of ERISA shall exceed in the aggregate $20,000,000 or the Company shall incur liability in excess of $20,000,000 in the aggregate; or

(l)             a Change of Control shall occur.

Section 6.2                                      Remedies.  If (x) any Event of Default described in Section 6.1(e), (f) or (g) shall occur, the Commitments shall automatically terminate, the Obligations shall automatically become immediately due and payable and the Agent, at the direction of the Majority Lenders, may enforce all rights and exercise all remedies of the Agent or the Lenders under the Loan Documents and under applicable law, or (y) any other Event of Default shall occur and be continuing, then, the Agent, at the direction of the Majority Lenders, shall at any time and from time to time do any or all of the following:  (i) declare the Commitments terminated, whereupon the Commitments shall be terminated, (ii) declare the Obligations to be forthwith due and payable, whereupon the Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and (iii) enforce all rights and exercise all remedies of the Agent or the Lenders under the Loan Documents and under applicable law.

ARTICLE VII
THE AGENT

The following provisions shall govern the relationship of the Agent with the Lenders.

Section 7.1                                      Appointment and Authorization.  Each Lender appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Agent shall act as an independent contractor in performing its obligations as Agent hereunder.  The duties of the Agent shall be mechanical and administrative in nature and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Company or the Lenders.

Section 7.2                                      Note Holders.  The Agent may treat the payee of any Note as the holder of the Obligations evidenced thereby until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

Section 7.3                                      Consultation With Counsel.  The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 7.4                                      Loan Documents.  The Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties in any Loan Document and shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 7.5                                      GSCP and Affiliates.  With respect to its Commitment and the Loans made by it, GSCP shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Agent consistent with the terms thereof, and GSCP and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company as if it were not the Agent.

Section 7.6                                      Action by Agent.  Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents.  The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all holders of Loans; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 7.7                                      Credit Analysis.  Each Lender has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Company in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Company.  Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 7.8                                      Notices of Event of Default, Etc..  In the event that any Lender shall have acquired actual knowledge of any Event of Default or Unmatured Event of Default, other than as a result of its receipt of financial statements delivered to it pursuant to Section 5.1, such Lender shall promptly give notice thereof to the Agent.  The Agent shall, promptly upon receipt of any such notice provide a copy thereof to the other Lenders.  Upon receipt from any Lender of a request that the Agent give notice to the Company of the occurrence of an Event of Default or Unmatured Event of Default, the Agent shall promptly forward such request to the other Lenders and will take such action and assert such rights under this Agreement and the other Loan Documents as the Majority Lenders shall direct in writing.

Section 7.9                                      Indemnification.  Each Lender agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Company), according to such Lender’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  No payment by any Lender under this Section 7.9 shall relieve the Company of any of its obligations under this Agreement.

Section 7.10                                Payments and Collections.  All funds received by the Agent in respect of any payments made by the Company on the Loans or Facility Fees shall be distributed by the Agent among the Lenders on the date received or deemed received pursuant to Section 2.12, in like funds as received, ratably according to each Lender’s Pro Rata Share.  After any Event of Default has occurred and the Commitments have been terminated or the obligations have been accelerated, all funds received by the Agent, whether as payments by the Company or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order:  (a) first to the Agent or any Lender who has incurred unreimbursed costs of collection with respect to any Indebtedness of the Company hereunder, ratably to the Agent and each Lender in the proportion that the costs incurred by the Agent or such Lender bear to the total of all such costs incurred by the Agent and all Lenders; (b) next ratably to the Lenders for application on the Loans; and (c) last to the Lenders (in accordance with their respective Pro Rata Shares) for any unpaid Facility Fees owing by the

Company hereunder.  To the extent the Agent or any Lender receives any payment on the Obligations, whether from the Company or otherwise, that is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the Obligations originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received, and each Lender shall purchase from the Agent or such Lender, for cash, at face value and without recourse, such participations in the revived Obligations as shall be necessary to cause such revived Obligations to be shared ratably among all of the Lenders.  The Agent or such Lender, as the case may be, shall promptly notify the other Lenders and, if applicable, the Agent, of any such recovery.

Section 7.11                                Sharing of Payments.  If any Lender shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Lender’s share thereof as determined under this Agreement, then such Lender shall purchase from the other Lenders for cash and at face value and without recourse, such participation in the Loans held by such other Lenders as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Lenders; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Lender, the related purchases from the other Lenders shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 7.12                                Successor Agent.  The Agent may resign at any time by giving ten days written notice thereof to the Lenders and the Company.  The Majority Lenders may remove the Agent at any time with or without cause by giving the Agent and the Company ten days written notice thereof.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Agent, which successor Agent shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Company.  If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of its resignation or the removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint an Agent which shall be a Lender or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000, which successor Agent shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Company.  If neither the Majority Lenders nor the Agent have appointed a successor Agent, the Majority Lenders shall be deemed to succeeded to and become vested with all the rights, powers, privileges and duties of the retiring Agent.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be relieved from any further duties and obligations in its capacity as Agent, under this Agreement and the other Loan Documents.  After the retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as the Agent under this Agreement and any other Loan Document.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Amendments and Waivers; No Waiver of Rights and Remedies.

(a)   None of this Agreement, any Loan Document or any provision hereof or thereof may be amended, modified or waived unless the same shall be in writing signed by the Company and the Majority Lenders; provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (A) reduce the amount of the principal of, or the amount of or rate of interest on, any Note or any Loan or any fees or other amount payable hereunder, (B) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (C) amend the definitions of  “Pro Rata Share” or “Majority Lenders”, (D) amend Section 3.1 or Section 3.2, (E) amend this Section 8.1(a), or (F) release any Guaranty; (ii) no amendment, waiver or consent shall, unless in writing and signed by Lenders whose Pro Rata Shares (determined under clause (b) of the definition thereof if any Loans are outstanding and otherwise under clause (a) of such definition) aggregate 51% or more, amend Section 5.12(f) or Section 5.13(d) (except in a manner that would be more restrictive as to the Company or its Subsidiaries); (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the requisite Lenders indicated above to take such action, affect the rights or duties of the Agent under this Agreement; (iv) no amendment may increase any Lender’s Commitment Amount unless it is in writing and signed by each Lender; and (v) no amendment, waiver or consent shall amend or modify Section 2.1, 2.2, 2.4, 2.7 or 2.8, unless it is in writing and signed by the Agent.  Any such amendment, modification or waiver or any other consent to any departure from any such provision by the Company shall in any event be effective only in the specific instance or for the specific purpose for which given.  No notice to, or demand on, the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

(b)   No failure or delay on the part of the Agent or any Lender in exercising, and no course of dealing with respect to, any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege, or any abandonment or discontinuance of the enforcement thereof, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Agent and the Lenders hereunder and under any other Loan Document are cumulative and not exclusive of any right or remedy which the Agent or any Lender otherwise has.

Section 8.2             Notices

  (a)  Generally.  Except as otherwise specifically provided for herein, all notices, requests, demands, instructions, consents, directions and other communications provided for herein shall be in writing (including teletransmission communication) and (unless otherwise required by applicable law) shall be teletransmitted, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature page(s) hereof or on a separate page immediately following such signature page(s); or at such other address as shall be designated by such party in a notice to the other parties.  All notices and other communications shall be effective and be deemed received when transmitted by telecopier or personally delivered or, in the case of a mailed notice or notice sent by overnight courier, upon receipt thereof as conclusively evidenced by the signed receipt therefor, in each case given or addressed as aforesaid, except that notices to the Agent or any Lender under the provisions of Article II shall not be effective until received by the Agent or such Lender.

(b)           Electronic Communications.

(i)            Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites, including the Platform) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender has notified the Agent that it is incapable of receiving notices under such Section by electronic communication.  The Agent or the Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.  Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(ii)           The Company and each Guarantor understands that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution and agrees and assumes the risks associated with such electronic distribution, except to the extent caused by the willful misconduct or gross negligence of the Agent.

(iii)          The Platform and any Approved Electronic Communications are provided “as is” and “as available”.  None of the Agent or any of its officers, directors, employees, agents, advisors or representatives (the “Agent Affiliates”) warrant the accuracy, adequacy, or completeness of the Approved Electronic Communications or the Platform and each expressly disclaims liability for errors or omissions in the Platform and the Approved Electronic Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects is made by the Agent Affiliates in connection with the Platform or the Approved Electronic Communications.

(iv)          Each of the Company, the Guarantors, the Lenders and the Agent agree that the Agent may, but shall not be obligated to, store any Approved Electronic Communications on the Platform in accordance with the Agent’s customary document retention procedures and policies.

Section 8.3             Costs and Expenses.  The Company agrees to pay on demand:  (a) all reasonable out-of-pocket costs, expenses and fees incurred by the Agent in connection with the negotiation, preparation, approval, syndication and execution and delivery of the Loan Documents (including reasonable charges and disbursements of outside counsel to the Agent (determined on the basis of such counsel’s generally applicable rates, which may be higher than the rates such counsel charges the Agent in certain matters) and/or the allocated costs of in-house counsel incurred from time to time) to the Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, the commitments relating thereto, the transactions contemplated hereby and thereby and the satisfaction and attempted satisfaction of conditions precedent hereunder, (b) the reasonable fees and expenses of counsel for the Agent in connection with any amendment, modification or waiver or proposed amendment, modification or waiver of any of the terms of this Agreement or any of the other Loan Documents and (c) all reasonable costs and expenses of the Agent and the Lenders (including reasonable counsels’ fees) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

Section 8.4             Survival of Agreement.  All representations, warranties, covenants and agreements made by the Company herein or in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Lenders and shall survive the making of the Loans by the Lenders and the execution and delivery to the Lenders by the Company of the Notes, regardless of any investigation made by or on behalf of the Lenders, and shall continue in full force and effect as long as any Obligation is outstanding and unpaid and so long as the Commitments have not been terminated; provided, however, that the obligations of the Company under Section 8.3 and 8.15 shall survive payment in full of the Obligations and the termination of the Commitments.

Section 8.5             Binding Effect; Assignments and Participations

(a)   This Agreement shall be binding upon and inure to the benefit of the Company, the Agent, the Lenders, all future holders of the Notes, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

(b)   Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Loan or other Obligation owing to such Lender, any Note held by such Lender, and any Commitment of such Lender, or any other interest of such Lender hereunder.  In the event of any such sale by a Lender of participating interests to a Participant, (i) such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance thereof, (iii) such Lender shall remain the holder of any such Note for all purposes under this Agreement, (iv) the Company and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Lender shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Lender will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 8.1(a)(i)(A) or (B) without the prior consent of such Participant.  The Company agrees that if amounts outstanding under this Agreement, the Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 2.20.

Each Lender may, from time to time, with the consent of the Agent, and the Company (none of which consents shall be unreasonably withheld; and if an Event of Default shall have occurred and be continuing, then the consent of the Company shall not be required; and if the relevant assignment is made to a Lender or an Affiliate of a Lender, the consents of the Agent and the Company shall not be required), assign to other lenders (“Assignees”) all or part of its rights or obligations hereunder or under any Loan Document in a minimum aggregate amount of $2,500,000 of the Loans then held by that Lender (or, if less, the entire amount of the Loans then held by that Lender) together with equivalent proportions of its Commitment pursuant to written agreements executed by such assigning Lender, such Assignee(s), the Company and the Agent in substantially the form of Exhibit E or such other form as may be approved from time  to time by the Agent, which agreements shall specify in each instance the portion of the Obligations which is to be assigned to each Assignee and the portion of the Pro Rata Share and Commitment of such Lender to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Lender must pay to the Agent a processing and recordation fee of $3,500.  Upon the execution of each Assignment Agreement by the assigning Lender, the relevant Assignee, the Company and the Agent, payment to the assigning Lender by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Company of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Lender” for all purposes of this Agreement with a Pro Rata Share and a Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Lender under this Agreement, (y) such assigning Lender shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it.  Concurrently with the execution and delivery of each Assignment Agreement, the assigning Lender shall surrender to the Agent the Note (if any) a portion of which is being assigned, and the Company shall execute and deliver a Note (if any such Note is requested by the Assignee) to the Assignee in the amount of its Commitment, and a new Note to the assigning Lender in the amount of  its Commitment, after giving effect to the reduction occasioned by such assignment, any such Notes shall constitute a “Note” for all purposes of this Agreement and of the other Loan Documents.

(c)   Each Lender may disclose to any Assignee or Participant and to any prospective Assignee or Participant any and all financial information in such Lender’s possession concerning the Company or any Subsidiary which has been delivered to such Lender by or on behalf of the Company or any Subsidiary pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Company or any of their Subsidiary in connection with such Lender’s credit evaluation of the Company or any of  Subsidiary prior to entering into this Agreement, provided that prior to disclosing such information, such Lender shall first obtain the agreement of such prospective Assignee or Participant to comply with the provisions of Section 8.17 or a confidentiality agreement at least as restrictive as the provisions of Section 8.17.

(d)   Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 8.6             Taxes.  The Company agrees to pay, and save the Agent and the Lenders harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes.

Section 8.7             Severability of Provisions.  Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement or any other Loan Document or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid in any jurisdiction under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto and shall not be effective to affect the enforceability of such provision in any other jurisdiction.

Section 8.8             Governing Law and Construction.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW

YORK, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL LENDERS.

Section 8.9             Consent to Jurisdiction.  THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK, NEW YORK OVER ANY ACTION OR PROCEEDING COMMENCED BY THE AGENT OR ANY LENDER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR FEDERAL COURT.  THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE COMPANY AGREES THAT A JUDGMENT, FINAL BY APPEAL OR EXPIRATION OF TIME TO APPEAL WITHOUT AN APPEAL BEING TAKEN, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 8.9 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY LENDER TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

Section 8.10           Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.11           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Company, the Agent and the Lenders with respect to the subject matter hereof and thereof.  This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing contained in this Agreement or in any other Loan Document, expressed or implied is intended to confer upon any Person other than the parties hereto and thereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.12           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract which shall become effective when the Agent shall have received counterparts hereof signed on behalf of the Company, the Agent and each Lender.

Section 8.13           Company Acknowledgments.  The Company hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Lender has any fiduciary relationship to the Company, the relationship being solely that of borrower and lender, (c) no joint venture exists among or between the Company and the Agent or any Lender, and (d) the Agent and the Lenders undertake no responsibility to the Company to review or inform the Company of any matter in connection with any phase of the business or operations of the Company and the Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Company by the Agent or any Lender is for the protection of the Agent and the Lenders and neither the Company nor any third party is entitled to rely thereon.

Section 8.14           Highest Lawful Rate.  Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest thereon shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any law applicable to any Lender limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Lender.

Section 8.15           Indemnification.  The Company hereby agrees to defend, protect, indemnify and hold harmless the Agent, the Lenders, their respective Affiliates, and their respective directors, officers, employees, attorneys and agents (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise by reason of, relating to or in connection with any action taken or not taken by the Company, its Subsidiaries and Affiliates, and their respective directors, officers, employees, attorneys or agents in connection with any Loan Document, including, without limitation, any use of any credit extended under the Loan Documents; provided, however, that the Company shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction, or arising from claims made by the Agent or any Lender against the Agent or any other Lender, not involving an act or omission of the Company.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.  The indemnification provisions set forth above shall be in addition to any liability the Company may otherwise have under the Loan Documents.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.15 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Company, its directors, equityholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated.  The Company also agrees not to assert any claim for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, on any theory of liability, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.  Without prejudice to the survival of any other obligation of the Company hereunder the indemnities and obligations of the Company contained in this Section shall survive the payment in full of the other Obligations.

Section 8.16           Waiver of Jury Trial.  EACH OF THE COMPANY, THE AGENT AND THE LENDERS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY

JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.17           Confidentiality of Information.  The Agent and each Lender shall use reasonable efforts to assure that information about the Company and its operations, affairs and financial condition, not generally disclosed to the public or to trade and other creditors, which is furnished to the Agent or such Lender pursuant to the provisions hereof is used only for the purposes of this Agreement and any other relationship between any Lender and the Company and shall not be divulged to any Person other than the Agent, the Lenders, their Affiliates and their respective officers, directors, employees and agents, except such information may be disclosed: (a) to their attorneys, accountants and other advisors that are in a confidential relationship with the Agent or such Lender, (b) in connection with the enforcement of the rights of the Agent or the Lenders under the Loan Documents or otherwise in connection with applicable litigation, (c) in connection with assignments and participations and the solicitation of prospective assignees and participants referred to in Section 8.5(d) or by any direct or indirect contractual counterparties (or the professional advisors thereto) to any swap or derivative transaction relating to the Borrower and its obligations, (d) if such information is generally available to the public other then as a result of disclosure by the Agent or a Lender , (e) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, (f) disclosures required or requested by any governmental agency or representative thereof or by The National Association of Insurance Commissioners, and any successor thereto, or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender and each Agent shall make reasonable efforts to notify Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information and (g) as may otherwise be required or requested by any regulatory authority having jurisdiction over the Agent or any Lender or any of its Affiliates or by any applicable law, rule, regulation or judicial process, the opinion of the Agent or such Lender’s counsel concerning the making of such disclosure to be binding on the parties hereto.  Neither the Agent nor any Lender shall incur any liability to the Company by reason of any disclosure permitted by this Section 8.17.

Section 8.18           Patriot Act.  Each Lender and Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of the U.S.A. Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Company and the Guarantors, which information includes the name and address of the Company and the Guarantors and other information that will allow such Lender or Agent, as applicable, to identify the Company and the Guarantors in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BEST BUY CO., INC.

By	/s/ Ryan D. Robinson
Its	Senior Vice President and Chief Financial
Officer – New Growth Platforms

S-1

GOLDMAN SACHS CREDIT PARTNERS L.P.

By	/s/ Walter A. Jackson
Its	Authorized Signatory

S-2

ADDRESS FOR NOTICES

Best Buy Co., Inc.

7601 Penn Avenue South

Richfield, MN  55423

Attn: Sheila Colgan

Fax: (952) 430-6389

Goldman Sachs Credit Partners L.P.
c/o Goldman, Sachs & Co.
30 Hudson Street, 17th Floor
Jersey City, NJ 07302
Attention: SBD Operations
Attention:  Pedro Ramirez
Telecopier:  (212) 357-4597
Email and for delivery of final financial statements for posting: gsd.link@gs.com with a copy to:

Goldman Sachs Credit Partners L.P.
1 New York Plaza
New York, New York  10004
Attention:  [Elizabeth Fischer][Rob Schatzman]
Telecopier:  (212) 902-3000

EXHIBIT A TO

REVOLVING

CREDIT AGREEMENT

FORM OF
COMPLIANCE CERTIFICATE

TO:  Goldman Sachs Credit Partners L.P., as Agent

THE UNDERSIGNED HEREBY CERTIFIES THAT:

(1)                                  I am an appropriate financial officer of Best Buy Co., Inc. (the “Company”), a Minnesota corporation;

(2)                                  I have reviewed the terms of the Revolving Credit Agreement, dated as of June 26, 2007, among the Company, the Lenders party thereto, Goldman Sachs Credit Partners L.P., as Agent and certain other parties (as the same may hereafter be amended, restated, or otherwise modified from time to time, referred to herein and in the attachment hereto as the “Credit Agreement”), and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company during the accounting period covered by the attachment hereto;

(3)                                  The examinations described in paragraph (2) did not disclose, and I have no knowledge of, whether arising out of such examinations or otherwise, the existence of any condition or event which constitutes an Event of Default or Unmatured Event of Default (as such terms are defined in the Credit Agreement)       during or at the end of the accounting period covered by the attachment hereto or as of the date of this Certificate, except as described below (or in a separate attachment to this Certificate).  The exceptions, listing in detail the nature of the condition or event, the period during which it has existed and the action which Company has taken, is taking or proposes to take with respect to each such condition or event, are as follows:
                                                                                                                                                                                                                                                                                                                                                                                                                                                                             .

The foregoing certifications, together with the computations set forth in the attachment hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this                 day of                               , 200   , pursuant to Section 5.1 of the Credit Agreement.

BEST BUY CO., INC.
By:
Its:

ATTACHMENT
TO COMPLIANCE CERTIFICATE
AS OF                               , 20   , WHICH PERTAINS
TO THE PERIOD FROM                               , 20   ,
TO                               , 20

Terms defined in the Credit Agreement are used herein as defined therein and Section references herein refer to the Sections of the Credit Agreement.

(1)	Cash Flow Leverage Ratio:
(prescribed by Section 5.18(a))

	a.	Sum of:

		i.	Interest-bearing Indebtedness of the
			Company:	$ (A)

		ii.	Eight Times Rental and Lease Expense

			Rental and Lease Expense	$

multiplied by

eight (8)

			Subtotal	$ (B)

				Total ((A) plus (B)):	$ (C)

	b.	Sum of:

		i.	net income	$ (D)

		ii.	income tax expense	$ (E)

		iii.	Net Interest Expense/Income

			interest expense	$

minus

			interest income	$

			Subtotal	$ (F)

		iv.	depreciation and
			amortization	$ (G)

Total Earnings Before Interest,
Income Taxes, Depreciation
and Amortization (sum of (D)
				through (G)):	$ (H)

		v.	Rental and Lease Expense	$ (I)

Total:
				((H) plus (I))	$ (J)

	c.			Maximum Cash Flow Leverage Ratio permitted under Section 5.18(a):	3.50 to 1.00

	d.			Actual Cash Flow Leverage Ratio ((C) to (J)):	to 1.00

(2)	Interest Coverage Ratio:
(prescribed by Section 5.18(b))

	a.	Sum of:

		i.		Earnings Before Interest,
Income Taxes, Depreciation and
			Amortization (from (H))	$ (K)

		ii.	Rental and Lease Expense	$ (L)
Total:
		to		((K) plus (L))	$ (M)

	b.	Sum of:

	i.	Net Interest Expense/Income
		(from (F))			$ (N)

	ii.	Rental and Lease Expense			$ (O)

				Total((N) plus (O))	$ (P)

	c.	Minimum Interest Coverage Ratio required under Section 5.18(b):		2.75 to 1.00

	d.	Actual Interest Coverage Ratio ((M) to (P)):		to 1.0

EXHIBIT C TO

REVOLVING

CREDIT AGREEMENT

FORM OF NOTE

          , 2007

$                                   ,

FOR VALUE RECEIVED, BEST BUY CO., INC., a Minnesota corporation, hereby promises to pay to the order of                                             (the “Lender”), at the main office of Goldman Sachs Credit Partners L.P. at [          ] in lawful money of the United States of America in Immediately Available Funds (as such term and each other capitalized term used herein are defined in the Credit Agreement hereinafter referred to), the principal sum of                                                                   AND NO/100 DOLLARS ($                            ) or the aggregate unpaid principal amount of all Loans made by the Lender pursuant to the Credit Agreement, whichever is less, and to pay interest in like funds from the date hereof on the unpaid balance thereof at the rates per annum and at such times as specified in the Credit Agreement.

This note is one of the Notes referred to in the Revolving Credit Agreement, dated concurrently herewith, among the undersigned, the Lenders party thereto, Goldman Sachs Credit Partners L.P., as administrative agent for the Lenders and certain other parties (as the same may be amended, modified or restated from time to time, the “Credit Agreement”).  This note is subject to the Credit Agreement and is further subject to prepayment and its maturity is subject to acceleration in each case upon the terms provided in the Credit Agreement.

The undersigned hereby waives diligence, presentment, demand, protest, and notice (except such notice as is required under the Loan Documents, as such term is defined in the Credit Agreement) of any kind whatsoever.  The nonexercise by the Lender of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in any subsequent instance.

This note is entitled to the benefit of the Loan Documents.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.  In the event of default hereunder, the undersigned agrees to pay all costs and expenses of collection, including but not limited to reasonable attorneys’ fees.

BEST BUY CO., INC.
By:
Its:

D-4

EXHIBIT E TO

REVOLVING

CREDIT AGREEMENT

FORM OF ASSIGNMENT AGREEMENT

ASSIGNMENT AGREEMENT, dated as of                              , 20     , among                      (the “Transferor Lender”),                        (the “Purchasing Lender”), Best Buy Co., Inc., a Minnesota corporation (the “Company”) and Goldman Sachs Credit Partners L.P., as administrative agent for the Lenders under the Credit Agreement described below (in such capacity, the “Agent”).

W I T N E S S E T H

WHEREAS, this Assignment Agreement is being executed and delivered in accordance with subsection 8.5(c) of the Credit Agreement, dated as of June 26, 2007, among the Company, the Transferor Lender, the other Lenders party thereto, the Agent and certain other parties (as from time to time amended, supplemented or otherwise modified in accordance with the terms thereof, the “Credit Agreement”; terms defined therein being used herein as therein defined);

WHEREAS, the Purchasing Lender wishes to become a Lender party to the Credit Agreement; and

WHEREAS, the Transferor Lender is selling and assigning to the Purchasing Lender rights, obligations and commitments under the Credit Agreement;

NOW, THEREFORE, the parties hereto hereby agree as follows:

Upon the execution and delivery of this Assignment Agreement by the Purchasing Lender, the Transferor Lender, the Agent and the Company, the Purchasing Lender shall be a Lender party to the Credit Agreement for all purposes thereof.

(1)                                  Effective on                     , 20      , (the “Effective Date”), the Transferor Lender hereby sells and assigns to the Purchasing Lender a portion of its Commitment Amount equal to $                (the “Assigned Amount”), and a corresponding portion of the principal amount of and all interest accrued on its Loans outstanding under the Credit Agreement.  Together with the Assigned Amount, the Transferor Lender hereby assigns to the Purchasing Lender a pro rata share of the Transferor Lender’s interest as a Lender in the Loan Documents (the Assigned Amount, such Loans and such interest in the Loan Documents being hereinafter referred to as the “Assigned Interest”).  The Purchasing Lender hereby assumes the Assigned Amount and the Transferor Lender’s related obligations under the Loan Documents.

(2)                                  On the Effective Date, the Purchasing Lender shall pay to the Transferor Lender a purchase price (the “Purchase Price”) equal to the outstanding principal amount of the Loans included in the Assigned Interest as of the day preceding the Effective

Date.  The Transferor Lender acknowledges receipt from the Purchasing Lender of an amount equal to the Purchase Price.

(3)                                  All interest, Facility Fees and Letter of Credit Fees accrued on the Assigned Interest for the billing period in which the Effective Date falls shall be paid to the Agent as provided in the Credit Agreement, and distributed by the Agent (a) with respect to amounts accrued before the Effective Date, to the Transferor Lender and (b) with respect to amounts accrued on or after the Effective Date, to the Purchasing Lender.  The Transferor Lender has made arrangements with the Purchasing Lender with respect to the portion, if any, to be paid by the Transferor Lender to the Purchasing Lender of other fees heretofore received by the Transferor Lender pursuant to the Credit Agreement.

(4)                                  Subject to the provisions of paragraph 3 above, from and after the Effective Date, principal, interest, fees and other amounts that would otherwise be payable to or for the account of the Transferor Lender pursuant to the Credit Agreement and the other Loan Documents in respect of the Assigned Interest shall, instead, be payable to or for the account of the Purchasing Lender pursuant to the Credit Agreement.  Each time the Lenders are asked, from and after the Effective Date, to make Loans or otherwise extend credit under the Loan Documents, the Agent shall advise the Purchasing Lender, as provided in the Credit Agreement, of the request, and the Purchasing Lender shall be solely responsible for making a Loan or otherwise extending credit in accordance with its Assigned Interest.

(5)                                  Concurrently with the execution and delivery hereof, (i) the Company, the Transferor Lender and the Purchasing Lender shall make appropriate arrangements so that a replacement Note is issued to the Transferor Lender (if such Note is requested by the Transferor Lender), and a new Note is issued to the Purchasing Lender (if such Note is requested by the Purchasing Lender), in each case in principal amounts reflecting, in accordance with the Credit Agreement, their Commitments (as adjusted pursuant to this Assignment Agreement), (ii) as and to the extent provided in the Credit Agreement, the Agent shall prepare and distribute to the Company and the Lenders a revised schedule of the Commitments, Loans and credit percentages of each Lender, after giving effect to the assignment of the Assigned Interest, and (iii) the Transferor Lender shall pay to the Agent a processing and recordation fee of $[3,500].

(6)                                  The Transferor Lender (a) represents and warrants to the Purchasing Lender that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (b) represents and warrants to the Purchasing Lender that the copies of the Loan Documents and the related agreements, certificates, opinion and letters previously delivered to the Purchasing Lender are true and correct copies of the Loan Documents and related agreements, certificates, opinion and letters executed by and/or delivered in connection with the closing of the credit facility contemplated by the Credit Agreement; (c) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto; and (d) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Company, or the performance or observance by the Company or any other Person of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto.

(7)                                  The Purchasing Lender (a) confirms to the Transferor Lender and the Agent that it has received a copy of the Loan Documents together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (b) acknowledges that it has, independently and without reliance upon the Transferor Lender, the Agent or any Lender and instead in reliance upon its own review of such documents and information as the Purchasing Lender deemed appropriate, made its own credit analysis and decision to enter into this Agreement and agrees that it will, independently and without reliance upon the Transferor Lender, the Agent or any Lender, and based on such documents and information as the Purchasing Lender shall deem appropriate at the time, continue to make its own credit decision in taking or not taking action under the Loan Documents; and (c) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by the Purchasing Lender as a Lender under the Credit Agreement.

(8)                                  The Transferor Lender and the Purchasing Lender each individually represents and warrants that (a) it is validly existing and in good standing and has all requisite power to enter into this Agreement and to carry out the provisions hereof and has duly authorized the execution and delivery of this Agreement; (b) the execution and delivery of this Agreement and the performance of the obligations hereunder do not violate any provision of law, any order, rule or regulation of any court or governmental agency or its charter, articles of incorporation or bylaws or constitute a default under any agreement or other instrument to which it is a party or by which it is bound; and (c) it has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

(9)                                  Each of the parties to this Assignment Agreement agrees that at any time and from time to time upon the written request of any other party, it will execute and deliver such further documents and do such further acts and things as such other party may reasonably request in order to effect the purposes of this Assignment Agreement.

(10)                            The address for notices to  the Purchasing Lender as well as administrative information with respect to the Purchasing Lender is as set out below:

(11)                            THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be executed by their respective duly authorized officers as of the date first set forth above.

,
Transferor Lender

By:
Name:
Title:

,
Purchasing Lender

By:
Name:
Title:

GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Agent

By:
Name:
Title:

CONSENTED AND ACKNOWLEDGED
BEST BUY CO., INC.

By:
Name:
Title:

Information on Purchasing Lender:

Address:

[            ]

Attention:

Fax: